EXHIBIT E(1)

FORMS OF LETTERS FROM THE COMPANY TO SHAREHOLDERS IN CONNECTION
WITH ACCEPTANCE OF OFFERS OF TENDER

THE FOLLOWING LETTERS ARE BEING SENT TO SHAREHOLDERS IF THEY TENDERED THEIR SHARES IN THE SERIES OF THE COMPANY SPECIFIED IN THEIR NOTICE OF INTENT TO TENDER AND THE COMPANY PURCHASED A PRO RATA PORTION OF THESE SHARES.

February [     ], 2008

Dear Shareholder:

Citigroup Alternative Investments Trust (the “Company”) has received and accepted for purchase approximately [       ] percent of your tender of Shares of Citigroup Alternative Investments Tax Advantaged Short Term Fund (the “Series”) of the Company.

For the tender period ending February 1, 2008, approximately [       ] percent of the outstanding Shares of the Series were tendered and the tender offer was oversubscribed.  Because of the oversubscription, the Company will purchase from you a pro rata portion of the Shares tendered, or approximately [       ] percent of your requested tender amount, in accordance with the terms of the tender offer.  In order to accommodate the special circumstances associated with an oversubscribed offer and to make the largest possible payout to you, we have elected to waive any required minimum Share balance with respect to your account.  We will reinstate this requirement as to your Share account only if your balance subsequently meets or exceeds that required minimum (as a result of further Share purchases or appreciation of your investment).

You are being issued an interest in a global, non-certificated note (the “Note”).  The Note entitles you to receive payment in an amount equal to the purchase price of your Shares accepted for purchase.  In accordance with the terms of the tender offer, such purchase price is expected to be based on the unaudited net asset value of the relevant Series as of February 29, 2008.  The Note is being held for you in global form by the Series’ Custodian.  Any cash payment in settlement of the Note will be wire transferred to that account no later than March 30, 2008, unless the valuation date of such Shares has changed.

You remain a Shareholder of the Company with respect to the portion of your Shares that were not purchased.  Shareholders who wish to have the Company purchase any Shares not purchased in the tender offer just concluded must re-tender the Shares in a subsequent tender offer.

Should you have any questions, please feel free to contact CAI Investing Services, the Company’s agent for this purpose, at (212) 783-1031.  You may also direct questions to your financial advisor.

Sincerely,

Citigroup Alternative Investments Trust

[March 30, 2008]

Dear Shareholder:

Enclosed is a statement showing our purchase of a portion of your Shares of Citigroup Alternative Investments Tax Advantaged Short Term Fund (the “Series”) of Citigroup Alternative Investments Trust (the “Company”).

You have been paid an amount equal to the value of the purchased Shares based on the unaudited net asset value of the relevant Series as of February 29, 2008, in accordance with the terms of the tender offer.  A cash payment in this amount has been wire transferred to the account with your authorized placement agent designated by you in your Notice of Intent to Tender.  This is a full settlement of the promissory note previously issued to that account in respect of your tender.

You remain a Shareholder of the Company with respect to the portion of your Shares that were not purchased.  In order to accommodate the special circumstances associated with an oversubscribed offer and to make the largest possible payout to you, we have elected to waive any required minimum Share balance with respect to your account.  We will reinstate this requirement as to your Share account only if your balance subsequently meets or exceeds that required minimum (as a result of further Share purchases or appreciation of your investment).

Shareholders who wish to have the Company purchase any Shares not purchased in the tender offer just concluded must re-tender the Shares in a subsequent tender offer.

Should you have any questions, please feel free to contact CAI Investing Services, the Company’s agent for this purpose, at (212) 783-1031.  You may also direct questions to your financial advisor.

Sincerely,

Citigroup Alternative Investments Trust